Exhibit 99.1

Bonds.com Group, Inc. to be acquired by MTS

- Expands London Stock Exchange Group’s global fixed income offering through MTS

- Complementary product offering to meet needs of global customer base

- Growing trend towards electronic trading for fixed income products

NEW YORK, March 6, 2014 /PRNewswire/ — Bonds.com Group, Inc. (“BDCG”), the parent company of Bonds.com, Inc. (BCI), which is a U.S. based platform for the electronic trading of U.S. corporate and emerging market bonds today announces that is has entered into a merger agreement to be acquired by MTS, part of London Stock Exchange Group. The all-cash acquisition will see MTS Markets International Inc., a wholly-owned U.S. subsidiary of MTS, acquire 100% of Bonds.com Group, Inc. outstanding shares.

MTS is a leading provider of electronic trading in the European bond markets, with more than $100 billion executed daily on average over its existing platform. Through its new U.S. subsidiary, MTS Markets International, it offers U.S. buy-side participants the ability to directly access real-time pricing from one of the deepest liquidity pools in Europe and to trade electronically with all the major European dealers via its BondVision platform.

Bonds.com Inc. offers real-time, executable orders on U.S. corporate bonds and emerging market debt to over 600 buy and sell-side institutions. Currently over 90 per cent of all trades completed through the platform are conducted electronically, with customers also able to benefit from a price discovery function.

The transaction meets the growing customer and regulatory demand for access to transparent, electronic, cost-effective platforms for the trading of fixed income securities.

George O’Krepkie, President of Bonds.com Inc. said: “We are delighted to be teaming with MTS as we enter the next phase of growth and development. We believe that the trend towards greater electronic trading for fixed income products will continue as the customer base becomes increasingly global. MTS brings a wealth of experience in providing electronic platforms for fixed income trading, which will enable us to better serve our customers through increased product choice”.

Jack Jeffery, CEO of MTS Group said: “This transaction enhances MTS’ position as a global provider of fixed income trading platforms and is a natural extension for both MTS and London Stock Exchange Group. The expanded product offering will enable us to meet the on-going industry and regulatory drive for greater transparency and efficiency in fixed income markets, through a competitive and cost-effective platform”.

Mark Monahan, Chief Executive of MTS Markets International Inc. said: “Bonds.com Inc. has steadily developed its client base in the U.S. covering both buy and sell-side institutions. As a result of this transaction, MTS will be able to offer Bonds.com Inc. its extensive expertise in the fixed income space, investing to expand the product offering for U.S. fixed income traders to meet their domestic and international needs”.

MTS Markets International Inc. and Bonds.com Inc. are both FINRA member broker dealers.

Closing is subject to customary regulatory clearance and stockholder approval and is expected in Q2 2014.

About Bonds.com Group Inc.:

Bonds.com Group, Inc.’s wholly-owned subsidiary Bonds.com Inc. (“BCI”), a FINRA registered Broker Dealer and ATS, offers access to live liquidity and execution through its web based electronic BondsPRO platform.

BondsPRO provides professional traders over 70,000 live prices (with 65 million price updates daily) on 10,000 different issues from over 300 contributing counterparties. BondsPRO posts live, anonymous, and executable orders on a single bond or list basis, and permits price negotiation. Its all-to-all connectivity allows supply to meet demand, thereby increasing efficiency and reducing spread. BCI is a neutral counterparty to all trades, acting as a riskless principal.

Further information on Bonds.com Group Inc. can be found at: www.bonds.com

Additional Information and Where to Find it

In connection with the proposed acquisition, BDCG intends to file relevant materials with the Securities and Exchange Commission (“SEC”), including its information statement in preliminary and definitive form. BDCG’s stockholders are strongly advised to read all relevant documents filed with the SEC, including the information statement, because they will contain important information about the proposed transaction. These documents will be available at no charge on the SEC’s website at www.sec.gov.

Forward-Looking Statements

Some of the statements in this press release constitute “forward-looking statements.” These statements are related to the expected timing, completion and effects of the proposed transaction or other future events, and may be identified by terminology such as “may,” “will,” “should,” “expects,” “scheduled,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “potential,” or “continue,” or the negative of such terms, or other comparable terminology. These statements are only predictions and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. BDCG and MTS might not be able to complete the proposed transaction on terms described above, other acceptable terms or at all because of a failure to satisfy closing conditions or other factors. BDCG and MTS make no promise to update any forward-looking statement, whether as a result of changes in underlying factors, new information, future events or otherwise.

CONTACT: Christina Sarlanis, 1 212 257 4062, George O’Krepkie, 1 212 257 4062